Exhibit 10.8

Date : 2nd July 2019

Private & Confidential

Mr. Sohrab Khan

ID Card Holder : M281183(4)

Passport No.: RK4111372

(Present)

Dear Mr Sohrab Khan,

We are pleased to offer you the position of Regional Business Development Director with our Company with effective from 2nd July 2019 on the following terms and conditions:

Salary

1.	Your monthly salary will be HK$44,000.00 which is equivalent to an annual salary HK$528,000 (HK$44,000 x 12 months), plus sales commission, if any (see below point 2).

2.	You will be entitled to a commission equivalent to 30% of gross profit for the portion above 3 times of basic monthly salary. Commission will be paid on a quarterly basis, upon being received of corresponding account receivable for the previous quarter, after deducting the overdue outstanding account receivable. The deducted commission, if any, will be paid together with the entitled commission of the following quarter, after receipt of the overdue outstanding account receivable.

3.	Your basic month salary will be reviewed after 3 months probation period.

Probation Period

The first three months of your employment will be a probation period. During the first month either party can terminate the agreement without notice. After the first month of probation period, either party can terminate the agreement by giving to the other party notice of not less than seven days or payment in lieu of notice. Salary, computed on a daily basis, shall be paid to the date of expiry of such notice.

Working Hours

Normal working hours from Monday to Friday will be from 0900 to 1300 and 1400 to 1800.

Annual Leave

You will be entitled to 21 working days annual leave upon completion of 12 months service. Annual leave entitlement for any one year can only be taken in the following year and will not be allowed to be accumulated.

Sick Leave

Medical certificates must be provided by the employee who requested the sick leave. Employee must notify for all sick leaves or other absences before 09:30 a.m. of the same day. Any leave without notification of any kind to the Company for more than two days is considered as resignation without notice. Under such circumstances, the employee’s service will be terminated automatically and no pay is to be granted.

Injury Leave

A special leave shall be considered when employees suffered injury in connection with their performance of duties. In the event of accidents or injuries to any member of employees, either indoor or outdoor, the injured employee should be delivered to the nearby hospital for cure. Otherwise, the Company accepts no responsibility for compensation to such injuries.

Other allowances

1.	You will be entitled to a medical claim of maximum amount HK$150 for each general outpatient clinics charge.

2.	You will be entitled to 2 round trip tickets to Philippines (MNL) per year and 1 round trip tickets to Pakistan (ISB) per year.

General

1.	You shall not accept from any client or customer of the company any present or gratuity, monetary of otherwise, without the previous consent of the company nor shall you in any manner ask for or solicit any such present or gratuity from any such client or any other person with whom the Company may have dealings.

2.	Other relevant employment regulations of Hong Kong will be applied.

Notice of Termination

1.	After probation period, either party to this agreement shall have the right to terminate the agreement by giving to the other party not less than two months’ notice in writing on that behalf or by paying two months’ salary in lieu of notice.

2.	Your employment may be terminated by us summarily and without notice in the event that you failed to observe or perform any of the provisions herein contained and on your part to be observed or performed of if you shall become bankrupt or insolvent or failed to pay your personal debts or be convicted of any criminal offence involving your integrity or honesty or if you shall be guilty of any grave misconduct which in our opinion is detrimental to the interests of the Company.

Confidentiality

You should keep all information/ terms and conditions of our company to strict private & confidential. Upon termination of employment service with our company, all existing businesses generated by you and handled by our company must remain the assets of our company.

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Please return the attached copy of this letter duly signed by you in confirmation of the above agreement.

We welcome you to our Company and are looking forward to a pleasant and long association.

Yours sincerely,	Confirmed by:

Mr. Hee Wing On Samson	Mr. Sohrab Khan
General Manager	ID Card Holder : M281183(4)
China Global Lines Limited	Passport No.: RK4111372

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